DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number
	20070005837-72
Ross Miller	Filing Date and Time
Secretary of State	01/04/2007 12:30 PM
State of Nevada	Entity Number
	C18107-2001

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
FRANCHISE CAPITAL CORPORATION

2. The articles have been amended as follows (provide article numbers, if available):

This Certificate of Amendment to Articles of Incorporation is being filed to reverse Certificate of Amendment to Articles of Incorporation filed in error on October 3, 2005 and to reinstate the capital structure of the Company prior thereto. Franchise Capital Corporation did not obtain proper shareholder approval for the October 5, 2005 Amendment.

Article 3 of the Articles of Incorporation shall be amended to read, in part, as follows:

The total number of shares of stock which the Corporation shall have the authority to issue is 5,030,000,000 which consist of 5,000,000,000 shares of Common Stock, $.0001 par value per share and 30,000,000 shares of Preferred Stock, $.0001 par value per share.....

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: Not applicable

4. Effective date of filing (optional): 9/27/05
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): Steven R Peacock

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.